Exhibit 99.1

Ting completes a second asset-backed securitization for $63 million to support its fiber network expansion

TORONTO, August 20, 2024 – Tucows Inc. (NASDAQ:TCX, TSX:TC), announced today that its subsidiary, Ting Fiber, LLC (“Ting”), has closed an offering by one of its subsidiaries for $63 million. The offering consists of Series 2024-1 Fixed Rate Senior Secured Notes, Class A-2 and Class B, (collectively, the "Notes"), maturing August 2054. All figures are in U.S. dollars.

Ting will use the net proceeds from the Notes to fund the expansion of its fiber networks, create capacity for growth, and other general corporate purposes, including paying the fees and expenses related to the issuance of the Notes.

“The securitization provides Ting with an efficient vehicle to raise capital to continue funding our network expansion. Since the initial Ting ABS in May 2023, Ting has generated further borrowing capacity by adding 29,000 serviceable addresses and 9,500 customers,” said Ting CEO and Tucows President and CEO, Elliot Noss. “The success of fiber operator securitizations reinforces our macro view: the market recognizes the long-term profitability of the U.S. coax-to-fiber transition, and the ABS product provides a low-risk instrument for investors to participate.”

Ting will be leveraging its existing wholly-owned, bankruptcy-remote special purpose vehicle (the “Issuer”) that holds the equity for all Contributed Markets and receives all payments from existing and future residential and business customers. The Contributed Markets include approximately 125,000 residential and business Ting-owned serviceable addresses and 45,500 customers across six states. Ting will be engaged on an arm’s length basis as manager to continue operating the networks and delivering its high-quality service to customers.

The Notes are priced at a weighted average coupon of 5.9% and will be issued at par. The weighted average yield on this issuance represents a 150 bps decrease compared to the weighted average yield on Ting’s 2023-1 Class A-2 and Class B notes. The cumulative outstanding balance of both the 2023 and 2024 ABS notes amounts to 8.1x the annualized run rate collections, net of management fees at the time of the notes underwriting.

The securitization contains standard covenants and other investor protections, including that all securitization entities are bankruptcy-remote special purpose entities and has been set up as a master trust, allowing Ting to efficiently securitize additional fiber-optic infrastructure in the future, subject to customary conditions.

The Notes are not registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered only to qualified institutional buyers under Section 4(a)(2) and to persons outside the United States pursuant to Regulation S under the Securities Act. This press release is not an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Goldman Sachs acted as placement agent on the deal and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Ting.

About Ting

Ting provides lightning-fast fiber Internet in select U.S. towns and cities. Ting is committed to net neutrality and the open internet. More than that, Ting is committed to being a part of improving the communities it serves by supporting and championing local good works. Ting sponsors local programs, events, foundations, festivals, charities and public services everywhere we go, investing in the future of the towns we serve.

About Tucows

Tucows helps connect more people to the benefit of Internet access through communications service technology, domain services and fiber-optic Internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and Internet network access; provisioning, billing and subscriptions; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on the Tucows corporate website (https://tucows.com).

Cautionary Statement Regarding Forward-Looking Statements

Statements in this release that relate to the Company’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are statements that are not historical facts and can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “likely,” “could,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof, and may include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding objectives, expectations or consequences of the securitized financing facility, and statements about the future performance, operations, products and services of the Company. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including uncertainties regarding the proceeds from the securitized financing facility, uncertainties relating to the Company’s future costs, Ting’s role as an arms-length manager and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements speak only as of the date hereof and are based on current information, expectations and estimates and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results and events to vary materially from what is expressed in or indicated by the forward-looking statements. In such an event, the Company’s business, financial condition, results of operations or liquidity could be materially adversely affected and investors in the Company’s securities could lose part or all of their investments. Readers are strongly urged to read the full cautionary statements contained in those materials. The Company assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:
Investor inquiries:	Media inquiries:
Monica Webb	Madeleine Stoesser
647.898.9924	mstoesser@tucows.com
mwebb@tucows.com